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Exhibit 99.6

BENEFICIAL OWNER ELECTION FORM

        I (We) acknowledge receipt of your letter and the enclosed materials relating to the offering of subscription rights (the "Subscription Rights") to purchase Units, each consisting of one share of common stock, par value $.01 per share, and one common stock purchase warrant of WorldGate Communications, Inc. (the "Company").

        In this form, I (we) instruct you whether to exercise Subscription Rights distributed with respect to the common stock held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the prospectus dated                        , 2002 (the "Prospectus").

        BOX 1. ☐ Please do not exercise Subscription Rights to purchase Units.

        BOX 2. ☐ Please exercise Subscription Rights for me (us) and purchase Units as set forth below.

	Number of Units	Subscription Units
Basic Subscription Privilege		$
Over-Subscription Privilege		$

        By exercising the Over-Subscription Privilege, I (we) hereby represent and certify that I (we) have fully exercised my (our) Basic Subscription Privilege received in respect of shares of common stock held in the below-described capacity.

        Total Payment Required = $________________

        BOX 3. ☐ Payment in the following amount is enclosed: $__________

        BOX 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account: _____________________	Account No.: _______________________
Signature: ________________________	Date:____________________________

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  Exhibit 99.6
BENEFICIAL OWNER ELECTION FORM